IZEA Announces Adjournment of
Annual Meeting of Shareholders

Orlando, Florida (December 16, 2021) – IZEA Worldwide, Inc. (the “Company”) (NASDAQ: IZEA), the premier provider of influencer marketing technology, data, and services for the world’s leading brands, announced today that the Company’s annual meeting of shareholders (the “Annual Meeting”), held on December 15, 2021 at 5:00 PM ET, was convened and adjourned to January 14, 2022 at 11:00 AM ET in the same location. The Company adjourned the Annual Meeting in order to allow the Company adequate time to achieve a quorum for the transaction of business under the Company’s Amended and Restated Bylaws. The record date for the adjourned Annual Meeting remains the close of business on October 19, 2021 (the “Record Date”). Stockholders who previously voted do not need to recast their votes unless they wish to change their votes. Proxies previously submitted will be voted at the reconvened meeting unless properly revoked. Stockholders who have not voted or wish to change their votes are encouraged to do so by promptly using the instructions provided on their voting instruction form or proxy card.

During the current adjournment, the Company continues to solicit votes from its shareholders with respect to the proposals set forth in the Company’s proxy statement.

If the number of additional shares of common stock voted at the adjourned Annual Meeting is not sufficient to reach a quorum, the Company may determine to adjourn the Annual Meeting again, which would require the Company to incur additional costs.

Important Information

This material may be deemed to be solicitation material in respect of the Annual Meeting. In connection with the Annual Meeting, the Company filed a definitive proxy statement with the SEC on October 22, 2021 and supplemented it on November 2, 2021. BEFORE MAKING ANY VOTING DECISIONS, SHAREHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING. A notice of internet availability of proxy materials containing instructions on how to access the definitive proxy statement was mailed to stockholders who are entitled to vote at the Annual Meeting to shareholders who are entitled to vote at the Annual Meeting. No changes have been made in the proposals to be voted on by stockholders at the Annual Meeting. The Company’s proxy statement and any other materials filed by the Company with the SEC can be obtained free of charge at the SEC’s website at sec.gov or the Company’s website https://izea.com/investor-relations/sec-filings/.

About IZEA Worldwide, Inc.
IZEA Worldwide, Inc. (“IZEA”) is a marketing technology company providing software and professional services that enable brands to collaborate and transact with the full spectrum of today’s top social influencers and content creators. The company serves as a champion for the growing Creator Economy, enabling individuals to monetize their content, creativity, and influence. IZEA launched the industry’s first-ever influencer marketing platform in 2006 and has since facilitated nearly 4 million transactions between online buyers and sellers. Leading brands and agencies partner with IZEA to increase digital engagement, diversify brand voice, scale content production, and drive measurable return on investment.

Safe Harbor Statement
All statements in this release that are not based on historical fact are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as “may,” “will,” “would,” “could,” “should,” “expect,” “anticipate,” “hope,” “estimate,” “believe,” “intend,” "likely," "projects," “plans,” "pursue," "strategy" or "future," or the negative of these words or other words or expressions of similar meaning. Examples of forward-looking statements include, among others, statements we make regarding expectations concerning IZEA’s ability to increase revenue and bookings, growth or maintenance of customer relationships, and expectations concerning IZEA’s business strategy. Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including, among others, the following: competitive conditions in the content and social sponsorship segment in which IZEA operates; failure to popularize one or more of the marketplace platforms of IZEA; our ability to establish effective disclosure controls and procedures and internal control over financial reporting; our ability to satisfy the requirements for continued listing of our common stock on the Nasdaq Capital Market; changing economic conditions that are less favorable than expected; and other risks and uncertainties described in IZEA’s periodic reports filed with the Securities and Exchange Commission. The forward-looking statements made in this release speak only as of the date of this release, and IZEA assumes no obligation to update any such forward-looking statements to reflect actual results or changes in expectations, except as otherwise required by law.

Press Contact
Martin Smith
IZEA Worldwide, Inc.
Phone: 407-674-6911
Email: ir@izea.com